Exhibit 99.2

URBAN EDGE PROPERTIES

SUPPLEMENTAL DISCLOSURE
PACKAGE

December 31, 2022

Urban Edge Properties
888 7th Avenue, New York, NY 10019
NY Office: 212-956-2556
www.uedge.com

URBAN EDGE PROPERTIES
SUPPLEMENTAL DISCLOSURE
December 31, 2022
(unaudited)

TABLE OF CONTENTS
Page
Press Release
Fourth Quarter 2022 Earnings Press Release	1

Overview
Summary Financial Results and Ratios	12

Consolidated Financial Statements
Consolidated Balance Sheets	13
Consolidated Statements of Income	14

Non-GAAP Financial Measures and Supplemental Data
Supplemental Schedule of Net Operating Income	15
Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre)	16
Funds from Operations	17
Market Capitalization, Debt Ratios and Liquidity	18
Additional Disclosures	19

Leasing Data
Tenant Concentration - Top Twenty-Five Tenants	21
Leasing Activity	22
Leases Executed But Not Yet Rent Commenced	23
Retail Portfolio Lease Expiration Schedules	24

Property Data
Property Status Report	26
Property Acquisitions and Dispositions	29
Development, Redevelopment and Anchor Repositioning Projects	30

Debt Schedules
Debt Summary	32
Mortgage Debt Summary	33
Debt Maturity Schedule	34

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Strong Fourth Quarter and Full Year 2022 Results
-- Provides 2023 Earnings Guidance --

NEW YORK, NY, February 14, 2023 - Urban Edge Properties (NYSE:UE) (the "Company") today announced its results for the quarter and year ended December 31, 2022.

"Urban Edge ended the year with strong results, most notably a 22% increase in fourth quarter FFO as Adjusted compared to fourth quarter 2021 and an 11% increase year-over-year,” said Jeff Olson, Chairman and CEO. “Among the highlights, our continued leasing momentum yielded over one million square feet of new leases executed in 2022, with an additional 800,000 square feet of leases under negotiation. We have visible NOI growth from our leased but not open pipeline, which increased by $5 million during the quarter to $29 million, representing 12% of current NOI. The majority of these leases are included in our active redevelopment pipeline which is expected to generate an approximate 12% unleveraged yield. Overall, we are very pleased with the strong performance that our team delivered in 2022 and are confident that our strategy focused on operating and redeveloping best-in-class retail properties in prime locations in high density markets continues to position us to deliver enhanced long-term value for our stakeholders."

Financial Results(1)(2)
•Generated net income attributable to common shareholders of $13.7 million, or $0.12 per diluted share, for the quarter compared to $42.5 million, or $0.36 per diluted share, for the fourth quarter of 2021, and $46.2 million, or $0.39 per diluted share for the year ended December 31, 2022 compared to $102.7 million, or $0.88 per diluted share, for the year ended December 31, 2021. The decrease was primarily due to gains recognized on the sale of real estate in 2021 and the accelerated amortization of below-market lease intangibles in connection with the termination of certain leases in the fourth quarter of 2021.
•Generated Funds from Operations ("FFO") applicable to diluted common shareholders of $38.8 million, or $0.32 per share, for the quarter compared to $67.8 million, or $0.56 per share, for the fourth quarter of 2021, and $145.2 million, or $1.19 per share, for the year ended December 31, 2022 compared to $180.3 million, or $1.48 per share, for the year ended December 31, 2021. The year-over-year decrease was primarily due to the accelerated amortization of below-market lease intangibles in connection with the termination of certain leases in the fourth quarter of 2021.
•Generated FFO as Adjusted of $40.6 million, or $0.33 per share, for the quarter compared to $33.1 million, or $0.27 per share, for the fourth quarter of 2021, and $148.5 million, or $1.21 per share, for the year ended December 31, 2022 compared to $133.5 million, or $1.09 per share, for the year ended December 31, 2021. The year-over-year increase was primarily due to rent commencements on new leases and the net impact of property acquisitions of Woodmore Towne Centre in December 2021 and The Shops at Riverwood in June 2022.

Operating Results(1)(3)
•Increased same-property Net Operating Income ("NOI"), including properties in redevelopment, by 6.2% compared to the fourth quarter of 2021 and by 2.9% compared to the year ended December 31, 2021. The year-over-year increase was primarily due to rent commencements on new leases, higher recovery income and higher percentage rent and specialty leasing income. Excluding the collection of amounts previously deemed uncollectible, the increase would have been 7.1% compared to the fourth quarter of 2021 and 4.2% compared to the year ended December 31, 2021.
•Increased same-property NOI, excluding properties in redevelopment, by 6.2% compared to the fourth quarter of 2021 and by 4.1% compared to the year ended December 31, 2021. The year-over-year increase was primarily due to rent commencements on new leases, higher recovery income and higher percentage rent and specialty leasing income. Excluding the collection of amounts previously deemed uncollectible, the increase would have been 6.1% compared to the fourth quarter of 2021 and 5.3% compared to the year ended December 31, 2021.
•Reported same-property portfolio leased occupancy of 95.4%, an increase of 200 basis points compared to September 30, 2022 and 110 basis points compared to December 31, 2021. During the fourth quarter, a 187,000 sf vacant warehouse entered the same-property pool and was subsequently leased. Excluding the impact of the property pool change, the increase in same-property portfolio leased occupancy as compared to September 30, 2022 would have been 70 basis points.
•Reported consolidated portfolio leased occupancy, excluding Sunrise Mall, of 94.8%, an increase of 300 basis points compared to September 30, 2022 and December 31, 2021.
•Executed 53 new leases, renewals and options totaling 788,000 sf during the quarter. Same-space leases totaled 564,000 sf and generated an average rent spread of 30.6% on a cash basis. The rent spread was driven by the execution of leases with Target at Bruckner Commons, T.J. Maxx at The Outlets at Montehiedra, Golf Galaxy at Goucher Commons and an industrial lease at East Hanover Warehouses.

Balance Sheet and Liquidity(1)(4)(5)
Balance sheet highlights as of December 31, 2022, include:
•Total liquidity of approximately $929 million, comprised of $129 million of cash on hand and $800 million available under our revolving credit agreement.
•Mortgages payable of $1.7 billion, with a weighted average term to maturity of 4.1 years. Approximately 91% of outstanding debt is fixed rate.
•Total market capitalization of approximately $3.4 billion comprised of 122.2 million fully-diluted common shares valued at $1.7 billion and $1.7 billion of debt.
•Net debt to total market capitalization of 46%.

Leasing, Development and Redevelopment
During the quarter, the Company executed 576,000 sf of new leases, including a 139,000 sf lease with Target at Bruckner Commons and a 28,000 sf lease with T.J. Maxx at The Outlets at Montehiedra, backfilling a portion of the former Kmart spaces at these properties. The Company also executed a lease with Bestway Trucking, a logistics services company, to take over a vacant 187,000 sf warehouse acquired in 2021. The execution of this lease increased same-property leased occupancy by 130 basis points.
The Company commenced $19.9 million of redevelopment projects during the quarter and has a total of $216 million of active redevelopment projects under way, with estimated remaining costs to complete of $159.7 million. The active redevelopment projects are expected to generate an approximate 12% unleveraged yield.
During the quarter, the Company stabilized four redevelopment projects with aggregate estimated costs of $66.7 million. Kohl's commenced operations in 134,000 sf of space at Bergen Town Center during October 2022. Additionally, the first phase of the Huntington Commons redevelopment project was completed with the opening of ShopRite in December 2022. Two small shop projects were also stabilized at the Shops at Bruckner located in the Bronx, NY and at our property in Kearny, NJ.
As of December 31, 2022, the Company has signed leases that have not yet rent commenced that are expected to generate an additional $29 million of future annual gross rent, representing approximately 12% of NOI generated for the year ended December 31, 2022. Approximately $6.2 million of this amount is expected to be recognized in 2023.

2023 Outlook
The Company announced its outlook for full-year 2023 performance including anticipated net income of $0.27 to $0.33 per diluted share, FFO of $1.10 to $1.16 per diluted share, and FFO as Adjusted of $1.11 to $1.17 per diluted share. A reconciliation of net income to FFO and FFO as Adjusted, the assumptions related to the 2023 outlook, and a reconciliation bridging our 2022 FFO per diluted share to our 2023 estimates are included on page 4.

Investor Day
The Company will be hosting an Investor Day on April 18, 2023 from 2:00pm ET to 6:00pm ET at the New York Stock Exchange which will include a presentation and open discussion on the business plan and strategy.

Earnings Conference Call Information
The Company will host an earnings conference call and audio webcast on February 14, 2023 at 8:30am ET. All interested parties can access the earnings call by dialing 1-877-407-9716 (Toll Free) or 1-201-493-6779 (Toll/International) using conference ID 13734687. The call will also be webcast and available in listen-only mode on the investors page of our website: www.uedge.com. A replay will be available at the webcast link on the investors page for one year following the conclusion of the call. A telephonic replay of the call will also be available starting February 14, 2023 at 11:30am ET through Tuesday, February 28, 2023 at 11:59pm ET by dialing 1-844-512-2921 (Toll Free) or 1-412-317-6671 (Toll/International) using conference ID 13734687.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 7 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended December 31, 2022.
(3) Refer to page 8 for a reconciliation of net income to NOI and Same-Property NOI for the quarter ended December 31, 2022.
(4) Net debt as of December 31, 2022 is calculated as total consolidated debt of $1.7 billion less total cash and cash equivalents, including restricted cash, of $129 million.
(5) Refer to page 18 for the calculation of market capitalization as of December 31, 2022.

2023 Earnings Guidance
The Company's 2023 earnings guidance anticipates net income of $0.27 to $0.33 per diluted share, FFO of $1.10 to $1.16 per diluted share, and FFO as Adjusted of $1.11 to $1.17 per diluted share. Below is a summary of the underlying assumptions and a reconciliation of the range of estimated earnings, FFO, and FFO as Adjusted per diluted share.
The Company's full year outlook is based on the following assumptions:
•Same-property NOI growth, including properties in redevelopment, of (1.0%) to 2.0%
•Same-property NOI growth, including properties in redevelopment, adjusted for the collection of amounts previously deemed uncollectible of 0.5% to 3.5%
•No new acquisitions or dispositions
•G&A expenses ranging from $35.5 million to $37.5 million
•Interest and debt expense ranging from $70.1 million to $73.0 million
•Excludes items that impact FFO comparability, including loss on extinguishment of debt or any one-time items outside of the ordinary course of business

	Guidance 2023E		Per Diluted Share
(in thousands, except per share amounts)	Low	High	Low	High
Net income	$33,200	$40,200	$0.27	$0.33
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,600)	(1,600)	(0.01)	(0.01)
Consolidated subsidiaries	600	600	—	—
Net income attributable to common shareholders	32,200	39,200	0.26	0.32
Adjustments:
Rental property depreciation and amortization	101,300	101,300	0.83	0.83
Limited partnership interests in operating partnership	1,600	1,600	0.01	0.01
FFO Applicable to diluted common shareholders	135,100	142,100	1.10	1.16
Adjustments to FFO:
Transaction, severance and litigation expenses	900	900	0.01	0.01
FFO as Adjusted applicable to diluted common shareholders	$136,000	$143,000	$1.11	$1.17

The following table is a reconciliation bridging our 2022 FFO per diluted share to the Company's estimated 2023 FFO per diluted share:

	Per Diluted Share
	Low	High
2022 FFO per diluted share	$1.19	$1.19
Items impacting FFO comparability(1)	0.02	0.02
Interest and debt expense	(0.10)	(0.09)
Same-property NOI growth, including redevelopment	(0.02)	0.03
Recurring general and administrative and other expenses	0.01	0.01
2023E FFO per diluted share	$1.10	$1.16
(1) Includes adjustments to FFO for fiscal year 2022 which impact comparability. See "Reconciliation of Net Income to FFO and FFO as Adjusted" on page 7 for more information.

The Company is providing a projection of anticipated net income solely to satisfy the disclosure requirements of the Securities and Exchange Commission. The Company's projections are based on management’s current beliefs and assumptions about the Company's business, and the industry and the markets in which it operates; there are known and unknown risks and uncertainties associated with these projections. There can be no assurance that our actual results will not differ from the guidance set forth above. The Company assumes no obligation to update publicly any forward-looking statements, including its 2023 earnings guidance, whether as a result of new information, future events or otherwise. Please refer to the “Forward-Looking Statements” disclosures on page 10 of this document and “Risk Factors” disclosed in the Company's annual and quarterly reports filed with the Securities and Exchange Commission for more information.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other REITs or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular real estate investment trusts ("REITs"). FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business, earnings from consolidated partially owned entities and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.
•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
•NOI: The Company uses NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total property revenue, which the Company believes is useful to investors for similar reasons.
•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 69 properties for the quarters ended December 31, 2022 and 2021 and 68 properties for the years ended December 31, 2022 and 2021. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of

Net Income to NOI and same-property NOI included in the tables accompanying this press release. We also present this metric excluding the collection of amounts previously deemed uncollectible.
•EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax (benefit) expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of December 31, 2022, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics
The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.
Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio leased occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 69 properties for the quarters ended December 31, 2022 and 2021 and 68 properties for the years ended December 31, 2022 and 2021. Occupancy metrics presented for the Company's same-property portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold during the periods being compared.
Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.
The Company occasionally provides disclosures by tenant categories which include anchors, shops and industrial/self-storage. Anchors and shops are further broken down by local vs. regional/national tenants. We define anchor tenants as those who have a leased area of >10,000 sf. Local tenants are defined as those with less than five locations. Regional tenants are those with five or more locations in a single region. National tenants are defined as those with five or more locations and operate in two or more regions.

Reconciliation of Net Income to FFO and FFO as Adjusted
The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the quarters and years ended December 31, 2022 and 2021, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of FFO and FFO as Adjusted.

	Quarter Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2022	2021	2022	2021
Net income	$14,331	$44,013	$47,339	$107,815
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(547)	(1,688)	(1,895)	(4,296)
Consolidated subsidiaries	(109)	128	726	(833)
Net income attributable to common shareholders	13,675	42,453	46,170	102,686
Adjustments:
Rental property depreciation and amortization	24,605	23,570	97,460	91,468
Gain on sale of real estate	—	—	(353)	(18,648)
Real estate impairment loss	—	96	—	468
Limited partnership interests in operating partnership	547	1,688	1,895	4,296
FFO Applicable to diluted common shareholders	38,827	67,807	145,172	180,270
FFO per diluted common share(1)	0.32	0.56	1.19	1.48
Adjustments to FFO:
Transaction, severance and litigation expenses(2)	3,132	590	4,938	861
Reinstatement of receivables arising from the straight-lining of rents, net	(149)	(1,134)	(384)	(1,216)
Real estate tax settlements related to prior periods(5)	(1,232)	—	(1,232)	—
Impact of lease terminations(3)	—	(33,462)	—	(44,540)
Tax impact of Puerto Rico transactions(4)	—	(684)	—	(1,137)
Tenant bankruptcy settlement income	—	(19)	(36)	(771)
FFO as Adjusted applicable to diluted common shareholders	$40,578	$33,098	$148,458	$133,467
FFO as Adjusted per diluted common share(1)	$0.33	$0.27	$1.21	$1.09

Weighted Average diluted common shares(1)	122,160	121,795	122,318	122,107
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the quarters and years ended December 31, 2022 and December 31, 2021, respectively are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) Amounts for the quarter and year ended December 31, 2022 include $1.8 million of severance expense and $0.7 million of accelerated stock compensation expense related to the departure of certain executives of the Company in the fourth quarter of 2022. The remainder is related to non-routine litigation expenses and transaction costs.
(3) Amounts reflect accelerated amortization of $33.5 million and $44.5 million of below-market intangible liabilities, net of the portion attributable to noncontrolling interests, (classified within property rental revenues in the consolidated statements of income) for the quarter and year ended December 31, 2021, respectively.
(4) Amount for the quarter and year ended December 31, 2021 reflects final adjustments to local and state income taxes in connection with the debt transactions and legal entity reorganization at our malls in Puerto Rico in 2020.
(5) The real estate tax settlement adjustments related to prior periods totaled $1.4 million. The $1.2 million adjustment to FFO in calculating FFO as Adjusted is net of the portion attributable to the noncontrolling interest in Sunrise Mall.

Reconciliation of Net Income to NOI and Same-Property NOI
The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the quarters and years ended December 31, 2022 and 2021, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of NOI and same-property NOI.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2022	2021	2022	2021
Net income	$14,331	$44,013	$47,339	$107,815
Other (income) expense	175	(37)	(125)	(561)
Depreciation and amortization	24,871	23,797	98,432	92,331
General and administrative expense	11,480	10,866	43,087	39,152
Real estate impairment loss	—	96	—	468
Gain on sale of real estate	—	—	(353)	(18,648)
Interest income	(394)	(57)	(1,107)	(360)
Interest and debt expense	15,468	13,745	58,979	57,938
Gain on extinguishment of debt	—	—	—	—
Income tax expense	641	234	2,903	1,139
Non-cash revenue and expenses	(1,969)	(36,471)	(8,257)	(55,463)
NOI	64,603	56,186	240,898	223,811
Adjustments:
Tenant bankruptcy settlement income and lease termination income	(704)	(19)	(822)	(1,313)
Sunrise Mall net operating (income) loss(5)	(794)	371	2,544	3,031
Real estate tax settlements related to prior periods(1)	(1,441)	—	(1,441)	—
Non-same property NOI and other(2)	(7,070)	(5,146)	(31,117)	(23,687)
Same-property NOI(3)	$54,594	$51,392	$210,062	$201,842
NOI related to properties being redeveloped	5,123	4,832	19,054	20,915
Same-property NOI including properties in redevelopment(4)	$59,717	$56,224	$229,116	$222,757
(1) NOI for the quarter and year ended December 31, 2022 includes $1.4 million of prior year real estate tax adjustments, inclusive of the portion attributable to noncontrolling interests, for the settlement of successful appeals.
(2) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired or disposed in the period.
(3) Excluding the collection of amounts previously deemed uncollectible, the increase would have been 6.1% compared to the fourth quarter of
2021 and 5.3% compared to the year ended December 31, 2021.
(4) Excluding the collection of amounts previously deemed uncollectible, the increase would have been 7.1% compared to the fourth quarter of
2021 and 4.2% compared to the year ended December 31, 2021.
(5) Net operating (income)/loss at Sunrise Mall for the fourth quarter and full-year 2022 includes real estate tax settlements of $1.3 million related to the current year. Excluding the impact of the current year real estate tax settlements, net operating loss for the quarter and year ended December 31, 2022 is $0.6 million and $3.9 million, respectively.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre
The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the quarters and years ended December 31, 2022 and 2021, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of EBITDAre and Adjusted EBITDAre.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2022	2021	2022	2021
Net income	$14,331	$44,013	$47,339	$107,815
Depreciation and amortization	24,871	23,797	98,432	92,331
Interest and debt expense	15,468	13,745	58,979	57,938
Income tax expense	641	234	2,903	1,139
Gain on sale of real estate	—	—	(353)	(18,648)
Real estate impairment loss	—	96	—	468
EBITDAre	55,311	81,885	207,300	241,043
Adjustments for Adjusted EBITDAre:
Transaction, severance and litigation expenses(1)	3,132	590	4,938	861
Reinstatement of receivables arising from the straight-lining of rents, net	(149)	(1,134)	(384)	(1,216)
Real estate tax settlements related to prior periods(2)	(1,441)	—	(1,441)	—
Impact of lease terminations(3)	—	(33,462)	—	(45,943)
Tenant bankruptcy settlement income	—	(19)	(36)	(771)
Adjusted EBITDAre	$56,853	$47,860	$210,377	$193,974
(1) Amounts for the quarter and year ended December 31, 2022 include $1.8 million of severance expense and $0.7 million of accelerated stock compensation expense related to the departure of certain executives of the Company in the fourth quarter of 2022. The remainder is related to non-routine litigation expenses and transaction costs.
(2) Amount reflects $1.4 million of prior year real estate tax adjustments, inclusive of the portion attributable to noncontrolling interests, for the settlement of successful appeals.
(3) Amount reflects accelerated amortization of $33.5 million and $45.9 million of below-market intangible liabilities (classified within property rental revenues in the consolidated statements of income) for the quarter and year ended December 31, 2021, respectively.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.
The Company uses, and intends to continue to use, the “Investors” page of its website, which can be found at www.uedge.com as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the “Investors” page, in addition to following the Company's press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the Washington, D.C. to Boston corridor. Urban Edge owns 76 properties totaling 17.2 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition, business and targeted occupancy may differ materially from those expressed in these forward-looking statements. You can identify many of these statements by words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) the economic, political and social impact of, and uncertainty relating to, the ongoing COVID-19 pandemic and related COVID-19 variants; (ii) the loss or bankruptcy of major tenants; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration and the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant; (iv) the impact of e-commerce on our tenants’ business; (v) macroeconomic conditions, such as rising inflation and disruption of, or lack of access to, the capital markets, as well as potential volatility in the Company’s share price; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates, rising inflation, and other factors, including the discontinuation of USD LIBOR, which is currently anticipated to occur in 2023; (ix) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; (xv) the loss of key executives; and (xvi) the accuracy of methodologies and estimates regarding our environmental, social and governance (“ESG”) metrics, goals and targets, tenant willingness and ability to collaborate towards reporting ESG metrics and meeting ESG goals and targets, and the impact of governmental regulation on our ESG efforts. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company's Annual Report on Form 10-K for the year ended December 31, 2022.
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements included in this Press Release. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
ADDITIONAL DISCLOSURES
As of December 31, 2022

Basis of Presentation
The information contained in the Supplemental Disclosure Package does not purport to disclose all items required by GAAP and is unaudited information. This Supplemental Disclosure Package should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2022. The results of operations of any property acquired are included in the Company's financial statements since the date of acquisition, although such properties may be excluded from certain metrics disclosed in this Supplemental Disclosure Package.
Non-GAAP Financial Measures and Forward-Looking Statements
For additional information regarding non-GAAP financial measures and forward-looking statements, please see pages 5 and 10 of this Supplemental Disclosure Package.

URBAN EDGE PROPERTIES
SUMMARY FINANCIAL RESULTS AND RATIOS
For the quarter and year ended December 31, 2022
(in thousands, except per share, sf, rent psf and financial ratio data)

Quarter ended	Year ended
Summary Financial Results	December 31, 2022	December 31, 2022
Total revenue	$101,593	$397,938
General & administrative expenses (G&A)	$11,480	$43,087
Recurring G&A(10)	$8,342	$37,421
Net income attributable to common shareholders	$13,675	$46,170
Earnings per diluted share	$0.12	$0.39
Adjusted EBITDAre(7)	$56,853	$210,377
Funds from operations (FFO)	$38,827	$145,172
FFO per diluted common share	$0.32	$1.19
FFO as Adjusted	$40,578	$148,458
FFO as Adjusted per diluted common share	$0.33	$1.21
Total dividends paid per share	$0.16	$0.64
Stock closing price low-high range (NYSE)	$13.05 to $15.73	$13.05 to $19.76
Weighted average diluted shares used in EPS computations(1)	121,588	121,640
Weighted average diluted common shares used in FFO computations(1)	122,160	122,318

Summary Property, Operating and Financial Data
# of Total properties / # of Retail properties	76 / 73
Gross leasable area (GLA) sf - retail portfolio(3)(5)	14,495,000
Weighted average annual rent psf - retail portfolio(3)(5)	$19.89
Consolidated portfolio leased occupancy at end of period(9)	90.3%
Consolidated retail portfolio leased occupancy at end of period(5)	94.3%
Same-property portfolio leased occupancy at end of period(2)	95.4%
Same-property physical occupancy at end of period(4)(2)	91.0%
Same-property NOI growth(2)	6.2%	4.1%
Same-property NOI growth, including redevelopment properties	6.2%	2.9%
NOI margin(11)	65.0%	62.1%
Same-property expense recovery ratio	81.5%	81.2%
Same-property, including redevelopment, expense recovery ratio	79.8%	78.4%
New, renewal and option rent spread - cash basis(8)	30.6%	12.3%
New, renewal and option rent spread - GAAP basis(8)	47.9%	22.5%
Net debt to total market capitalization(6)	45.9%	45.9%
Net debt to Adjusted EBITDAre(6)	6.9	x	7.5	x
Adjusted EBITDAre to interest expense(7)	3.9	x	3.8	x
Adjusted EBITDAre to fixed charges(7)	3.0	x	2.9	x

(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the fourth quarter and year ended December 31, 2022, respectively are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) The same-property pool for both NOI and occupancy includes properties the Company consolidated, owned and operated for the entirety of both periods being compared and excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the GLA is taken out of service and also excludes properties acquired or sold during the periods being compared.
(3) GLA - retail portfolio excludes 1.3 million square feet of industrial properties, 1.2 million square feet for Sunrise Mall and 132,000 square feet of self-storage. The weighted average annual rent per square foot for our industrial portfolio was $8.89.
(4) Physical occupancy includes tenants that have access to their leased space and includes dark and paying tenants.
(5) Our retail portfolio includes shopping centers and malls (excluding Sunrise Mall) and excludes industrial and self-storage.
(6) See computation for the quarter ended December 31, 2022 on page 18. Net debt to Adjusted EBITDAre is calculated based on fourth quarter 2022 annualized EBITDAre.
(7) See computation on page 16.
(8) See computation on page 22.
(9) Excluding Sunrise Mall consolidated portfolio leased occupancy is 94.8%.
(10) Recurring G&A for the quarter ended December 31, 2022 excludes $2.5 million of executive transition costs and $0.6 million of transaction, severance and litigation expenses. Recurring G&A for the year ended December 31, 2022 excludes $3.2 million transaction, severance and litigation expenses and $2.5 million of executive transition costs.
(11) The calculation for NOI margin includes real estate tax settlement adjustments in connection with successful appeals totaling $2.3 million and $2.7 million for the quarter and year ended December 31, 2022, respectively.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2022 (unaudited) and December 31, 2021
(in thousands, except share and per share amounts)

	December 31,	December 31,
	2022	2021
ASSETS
Real estate, at cost:
Land	$535,770	$543,827
Buildings and improvements	2,468,385	2,441,797
Construction in progress	314,190	212,296
Furniture, fixtures and equipment	8,539	7,530
Total	3,326,884	3,205,450
Accumulated depreciation and amortization	(791,485)	(753,947)
Real estate, net	2,535,399	2,451,503
Operating lease right-of-use assets	64,161	69,361
Cash and cash equivalents	85,518	164,478
Restricted cash	43,256	55,358
Tenant and other receivables	17,523	15,812
Receivables arising from the straight-lining of rents	64,713	62,692
Identified intangible assets, net of accumulated amortization of $40,983 and $37,361, respectively	62,856	71,107
Deferred leasing costs, net of accumulated amortization of $20,107 and $17,641, respectively	26,799	20,694
Prepaid expenses and other assets	77,207	74,111
Total assets	$2,977,432	$2,985,116

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,691,690	$1,687,190
Operating lease liabilities	59,789	64,578
Accounts payable, accrued expenses and other liabilities	102,519	84,829
Identified intangible liabilities, net of accumulated amortization of $40,816 and $35,029, respectively	93,328	100,625
Total liabilities	1,947,326	1,937,222
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 117,450,951 and 117,147,986 shares issued and outstanding, respectively	1,173	1,170
Additional paid-in capital	1,011,293	1,001,253
Accumulated other comprehensive income	629	—
Accumulated deficit	(36,104)	(7,091)
Noncontrolling interests:
Operating partnership	39,209	39,616
Consolidated subsidiaries	13,906	12,946
Total equity	1,030,106	1,047,894
Total liabilities and equity	$2,977,432	$2,985,116

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
For the quarter and year ended December 31, 2022 and 2021 (unaudited)
(in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
REVENUE
Rental revenue	$101,331	$128,210	$396,376	$422,467
Other income	262	366	1,562	2,615
Total revenue	101,593	128,576	397,938	425,082
EXPENSES
Depreciation and amortization	24,871	23,797	98,432	92,331
Real estate taxes	14,202	16,018	61,864	63,844
Property operating	17,861	16,657	74,334	68,531
General and administrative	11,480	10,866	43,087	39,152
Casualty and impairment loss	—	96	—	468
Lease expense	3,133	3,207	12,460	12,872
Total expenses	71,547	70,641	290,177	277,198
Gain on sale of real estate	—	—	353	18,648
Interest income	394	57	1,107	360
Interest and debt expense	(15,468)	(13,745)	(58,979)	(57,938)
Income before income taxes	14,972	44,247	50,242	108,954
Income tax expense	(641)	(234)	(2,903)	(1,139)
Net income	14,331	44,013	47,339	107,815
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(547)	(1,688)	(1,895)	(4,296)
Consolidated subsidiaries	(109)	128	726	(833)
Net income attributable to common shareholders	$13,675	$42,453	$46,170	$102,686

Earnings per common share - Basic:	$0.12	$0.36	$0.39	$0.88
Earnings per common share - Diluted:	$0.12	$0.36	$0.39	$0.88
Weighted average shares outstanding - Basic	117,385	117,088	117,366	117,029
Weighted average shares outstanding - Diluted	121,588	117,138	121,640	121,447

URBAN EDGE PROPERTIES
SUPPLEMENTAL SCHEDULE OF NET OPERATING INCOME
For the quarter and year ended December 31, 2022 and 2021
(in thousands)

	Quarter Ended December 31,		Percent Change	Year Ended December 31,		Percent Change
	2022	2021		2022	2021
Composition of NOI(1)
Property rentals	$72,264	$67,665		$282,777	$266,918
Tenant expense reimbursements	27,000	24,180		104,551	102,914
Rental revenue deemed collectible (uncollectible)	170	(161)		851	(2,337)
Total property revenue	99,434	91,684	8.5%	388,179	367,495	5.6%
Property operating	(20,629)	(19,480)		(85,417)	(79,839)
Real estate taxes(3)	(14,202)	(16,018)		(61,864)	(63,844)
Total property operating expenses	(34,831)	(35,498)	(1.9)%	(147,281)	(143,684)	2.5%
NOI(1)	$64,603	$56,186	15.0%	$240,898	$223,811	7.6%

NOI margin (NOI / Total property revenue)(3)	65.0%	61.3%		62.1%	60.9%

Same-property NOI(1)(2)
Property rentals	$62,103	$60,339		$240,725	$234,596
Tenant expense reimbursements	22,927	21,835		90,250	87,689
Rental revenue deemed collectible (uncollectible)	395	(341)		1,336	274
Total property revenue	85,425	81,833		332,311	322,559
Real estate taxes	(14,069)	(13,638)		(53,307)	(53,915)
Property operating	(13,911)	(13,971)		(57,547)	(55,482)
Lease expense	(2,851)	(2,832)		(11,395)	(11,320)
Total property operating expenses	(30,831)	(30,441)		(122,249)	(120,717)
Same-property NOI(1)(2)	$54,594	$51,392	6.2%	$210,062	$201,842	4.1%

NOI related to properties being redeveloped(2)	5,123	4,832		19,054	20,915
Same-property NOI including properties in redevelopment(1)	$59,717	$56,224	6.2%	$229,116	$222,757	2.9%

Same-property physical occupancy	91.0%	90.5%		92.2%	90.3%
Same-property leased occupancy	95.4%	94.3%		95.3%	94.1%
Number of properties included in same-property analysis	69			68

(1) NOI excludes non-cash revenue and expenses. Refer to page 8 for a reconciliation of net income to NOI and same-property NOI.
(2) Excludes NOI related to properties acquired or disposed in the comparative periods and Sunrise Mall.
(3) Includes real estate tax settlement adjustments totaling $2.3 million and $2.7 million for the quarter and year ended December 31, 2022, respectively, in connection with successful appeals. Excluding these adjustments, the NOI margin is 62.7% and 61.3% for the quarter and year ended December 31, 2022, respectively.

URBAN EDGE PROPERTIES
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION and AMORTIZATION for REAL ESTATE (EBITDAre)
For the quarter and year ended December 31, 2022 and 2021
(in thousands)

	Quarter Ended December 31,				Year Ended December 31,
	2022		2021		2022		2021
Net income	$14,331		$44,013		$47,339		$107,815
Depreciation and amortization	24,871		23,797		98,432		92,331
Interest expense	14,501		13,000		55,557		54,946
Amortization of deferred financing costs	967		745		3,422		2,992
Income tax expense	641		234		2,903		1,139
Gain on sale of real estate	—		—		(353)		(18,648)
Real estate impairment loss	—		96		—		468
EBITDAre	55,311		81,885		207,300		241,043
Adjustments for Adjusted EBITDAre:
Transaction, severance and litigation expenses(1)	3,132		590		4,938		861
Reinstatement of receivables arising from the straight-lining of rents, net	(149)		(1,134)		(384)		(1,216)
Real estate tax settlements related to prior periods(2)	(1,441)		—		(1,441)		—
Impact of lease terminations(3)	—		(33,462)		—		(45,943)
Tenant bankruptcy settlement income	—		(19)		(36)		(771)
Adjusted EBITDAre	$56,853		$47,860		$210,377		$193,974

Interest expense	$14,501		$13,000		$55,557		$54,946

Adjusted EBITDAre to interest expense	3.9	x	3.7	x	3.8	x	3.5	x

Fixed charges
Interest expense	$14,501		$13,000		$55,557		$54,946
Scheduled principal amortization	4,277		3,812		17,409		13,277
Total fixed charges	$18,778		$16,812		$72,966		$68,223

Adjusted EBITDAre to fixed charges	3.0	x	2.8	x	2.9	x	2.8	x

(1) Amounts for the quarter and year ended December 31, 2022 include $1.8 million of severance expense and $0.7 million of accelerated stock compensation expense related to the departure of certain executives of the Company in the fourth quarter of 2022. The remainder is related to non-routine litigation expenses and transaction costs.
(2) Amount reflects $1.4 million of prior year real estate tax adjustments, inclusive of the portion attributable to noncontrolling interests, for the settlement of successful appeals.
(3) Amounts reflect accelerated amortization of $33.5 million and $45.9 million of below-market intangible liabilities (classified within property rental revenues in the consolidated statements of income) for the quarter and year ended December 31, 2021, respectively.

URBAN EDGE PROPERTIES
FUNDS FROM OPERATIONS
For the quarter and year ended December 31, 2022
(in thousands, except per share amounts)

	Quarter Ended December 31, 2022		Year Ended December 31, 2022
	(in thousands)	(per share)(4)	(in thousands)	(per share)(4)
Net income	$14,331	$0.12	$47,339	$0.39
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(547)	—	(1,895)	(0.02)
Consolidated subsidiaries	(109)	—	726	0.01
Net income attributable to common shareholders	13,675	0.12	46,170	0.38
Adjustments:
Rental property depreciation and amortization	24,605	0.20	97,460	0.80
Gain on sale of real estate	—	—	(353)	—
Limited partnership interests in operating partnership(1)	547	—	1,895	0.02
FFO applicable to diluted common shareholders	38,827	0.32	145,172	1.19
Adjustments to FFO:
Transaction, severance and litigation expenses(2)	3,132	0.03	4,938	0.04
Reinstatement of receivables arising from the straight-lining of rents, net	(149)	—	(384)	—
Real estate tax settlements related to prior periods(3)	(1,232)	(0.01)	(1,232)	(0.01)
Tenant bankruptcy settlement income	—	—	(36)	—
FFO as Adjusted applicable to diluted common shareholders	$40,578	$0.33	$148,458	$1.21

Weighted average diluted shares used to calculate EPS	121,587		121,640
Assumed conversion of OP and LTIP Units to common shares	573		678
Weighted average diluted common shares - FFO	122,160		122,318
(1) Represents earnings allocated to LTIP and OP unitholders for unissued common shares, which have been excluded for purposes of calculating earnings per diluted share for the periods presented because they are anti-dilutive.
(2) Amounts for the quarter and year ended December 31, 2022 include $1.8 million of severance expense and $0.7 million of accelerated stock compensation expense related to the departure of certain executives of the Company in the fourth quarter of 2022. The remainder is related to non-routine litigation expenses and transaction costs.
(3) The real estate tax settlement adjustments related to prior periods totaled $1.4 million. The $1.2 million adjustment to FFO in calculating FFO as Adjusted is net of the portion attributable to the noncontrolling interest in Sunrise Mall.
(4) Individual items may not add up due to total rounding.

URBAN EDGE PROPERTIES
MARKET CAPITALIZATION, DEBT RATIOS AND LIQUIDITY
As of December 31, 2022
(in thousands, except share amounts and market price)

	December 31, 2022
Closing market price of common shares	$14.09

Basic common shares	117,450,951
OP and LTIP units	4,713,558
Diluted common shares	122,164,509

Equity market capitalization	$1,721,298

Total consolidated debt(1)	$1,699,491
Cash and cash equivalents including restricted cash	(128,774)
Net debt	$1,570,717

Net Debt to annualized Adjusted EBITDAre(2)	6.9	x

Total consolidated debt(1)	$1,699,491
Equity market capitalization	1,721,298
Total market capitalization	$3,420,789

Net debt to total market capitalization at applicable market price	45.9%

Cash and cash equivalents including restricted cash	$128,774
Available under unsecured credit facility	800,000
Total liquidity	$928,774

(1) Total consolidated debt excludes unamortized debt issuance costs of $7.8 million.
(2) Net debt to Adjusted EBITDAre is calculated based on fourth quarter 2022 annualized Adjusted EBITDAre.

URBAN EDGE PROPERTIES
ADDITIONAL DISCLOSURES
(in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Rental revenue:
Property rentals(1)(2)	$75,056	$104,269	$292,235	$323,503
Tenant expense reimbursements	26,105	24,102	103,291	101,302
Rental revenue deemed collectible (uncollectible)	170	(161)	850	(2,338)
Total rental revenue	$101,331	$128,210	$396,376	$422,467

Composition of Rental Revenue for the Quarter Ended December 31, 2022

(in thousands)	Quarter Ended December 31, 2022
Collected property rentals and tenant expense reimbursements from fourth quarter billings(3)	$90,454
Uncollected property rentals and tenant expense reimbursements from fourth quarter billings(3)
Uncollectible	1,278
Collectible	3,314
Total property rentals and tenant expense reimbursements before non-cash adjustments from fourth quarter billings(4)	95,046
Non-cash adjustments(5)	6,115
Rental revenue deemed collectible	170
Total rental revenue recognized	$101,331

Composition of Rental Revenue Deemed (Collectible) Uncollectible

(in thousands)	Quarter Ended December 31, 2022
Rental revenue deemed (collectible) uncollectible
Amounts billed in fourth quarter deemed uncollectible	$1,278
Amounts billed prior to fourth quarter now deemed uncollectible	306
Recovery of amounts deemed uncollectible in prior periods	(1,754)
Total recoveries in excess of rental revenue deemed uncollectible(6)	$(170)

Tenant and Other Receivables

As of December 31, 2022
(in thousands)
Tenant and other receivables billed	$31,587
Revenue deemed uncollectible	(14,064)
Tenant and other receivables deemed collectible	$17,523

(1) Percentage rents for the quarter and year ended December 31, 2022 were $1.4 million and $3.9 million, respectively, and $1.1 million and $2.6 million for the same periods in 2021.
(2) Amounts for the quarter and year ended December 31, 2021 include accelerated amortization of $33.5 million and $45.9 million of below-market intangible liabilities, respectively, related to the termination of our leases with Kmart and Sears.
(3) The Company has collected 99% of fourth quarter base rents as of January 27, 2023.
(4) Total fourth quarter billings include $3.9 million of gross amounts billed for leases with rental revenue being recognized on a cash-basis. As of December 31, 2022, the Company had 88 leases with rental revenue being recognized on a cash-basis, which represented approximately 4.1% of total portfolio ABR.
(5) Amount comprises straight-line rents, amortization of lease intangibles, credits for tenant abatements and accrued unbilled amounts during the fourth quarter.
(6) Rental revenue deemed uncollectible pertaining to cash basis tenants was an expense of $0.6 million consisting of $1.0 million of charges, offset by $0.4 million of amounts recovered in the quarter.

URBAN EDGE PROPERTIES
ADDITIONAL DISCLOSURES
(in thousands)

Status of Rent Deferrals
As of December 31, 2022, the Company has executed or approved deferral agreements amounting to $11.7 million with a weighted average remaining payback period of 28 months and has collected 99% of the deferral payments due:

	As of December 31, 2022
(in thousands)	Unbilled(1)	Rebilled and Collected	Rebilled and Uncollected	Total
Accrual basis	$66	$7,983	$—	$8,049
Cash basis	1,903	1,717	74	3,694
Total	$1,969	$9,700	$74	$11,743

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Certain Non-Cash Items:
Straight-line rents(2)	$498	$1,216	$2,020	$878
Amortization of below-market lease intangibles, net(2)	1,598	35,388	6,660	55,163
Lease expense GAAP adjustments(3)	(126)	(133)	(422)	(578)
Amortization of deferred financing costs(4)	(967)	(745)	(3,422)	(2,992)
Capitalized interest(4)	2,590	1,289	8,512	2,022
Share-based compensation expense(5)	(2,809)	(2,601)	(10,486)	(10,819)

Capital Expenditures:(6)
Development and redevelopment costs	$19,845	$39,309	$77,360	$76,750
Maintenance capital expenditures	20,649	8,163	36,285	14,944
Leasing commissions	540	321	1,439	1,859
Tenant improvements and allowances	560	1,468	2,399	3,683
Total capital expenditures	$41,594	$49,261	$117,483	$97,236

	December 31, 2022	December 31, 2021
Accounts Payable, Accrued Expenses and Other Liabilities:
Deferred tenant revenue	$28,468	$28,898
Accrued capital expenditures and leasing costs	35,732	19,164
Accrued interest payable	10,789	9,879
Accrued payroll expenses	9,527	9,134
Other liabilities and accrued expenses	6,939	8,057
Security deposits	8,048	6,693
Finance lease liability	3,016	3,004
Total accounts payable, accrued expenses and other liabilities	$102,519	$84,829
(1) Unbilled amounts are for rent deferrals which have been executed or approved but are not yet due based on the repayment terms.
(2) Amounts included in the financial statement line item "Rental revenue" on the consolidated statements of income. During the three months ended December 31, 2022 and 2021, the Company reinstated $0.1 million and $1.1 million, respectively, of receivables arising from the straight-lining of rents, net of write-offs for tenants moved back to accrual basis accounting. During the years ended December 31, 2022 and 2021, the Company reinstated $0.4 million and $1.2 million, respectively, of receivables arising from the straight-lining of rents, net of write-offs for tenants moved back to accrual basis accounting.
(3) Amounts consist of amortization of below-market ground lease intangibles and straight-line lease expense, and are included in the financial statement line item "Lease expense" on the consolidated statements of income.
(4) Amounts included in the financial statement line item "Interest and debt expense" on the consolidated statements of income.
(5) Amounts included in the financial statement line item "General and administrative" on the consolidated statements of income.
(6) Amounts presented on a cash basis.

URBAN EDGE PROPERTIES
TENANT CONCENTRATION - TOP TWENTY-FIVE TENANTS
As of December 31, 2022

Tenant	Number of stores	Square feet	% of total square feet	Annualized base rent ("ABR")	% of total ABR	Weighted average ABR per square foot	Average remaining term of ABR(1)
The Home Depot	6	808,926	4.7%	$15,731,153	5.5%	$19.45	13.3
The TJX Companies(2)	21	671,521	3.9%	13,608,512	4.7%	20.27	4.7
Lowe's Companies	6	976,415	5.7%	8,946,256	3.1%	9.16	5.0
Best Buy	8	359,551	2.1%	8,618,156	3.0%	23.97	5.1
Kohl's	8	767,345	4.5%	8,400,369	2.9%	10.95	7.1
Walmart	5	708,435	4.2%	7,479,449	2.6%	10.56	5.4
Burlington	7	415,828	2.4%	7,200,733	2.5%	17.32	5.8
ShopRite	5	361,058	2.1%	6,424,644	2.2%	17.79	10.8
PetSmart	10	228,869	1.3%	5,843,768	2.0%	25.53	3.6
BJ's Wholesale Club	4	454,297	2.7%	5,771,563	2.0%	12.70	7.3
Ahold Delhaize (Stop & Shop)	5	362,696	2.1%	5,454,430	1.9%	15.04	5.8
Target Corporation	3	335,937	2.0%	5,290,952	1.8%	15.75	9.7
LA Fitness	6	287,420	1.7%	5,053,088	1.8%	17.58	6.7
Amazon(3)	3	145,279	0.9%	4,717,885	1.6%	32.47	8.2
The Gap(4)	11	166,032	1.0%	4,693,166	1.6%	28.27	2.8
Staples	8	167,832	1.0%	3,541,704	1.2%	21.10	2.3
Bob's Discount Furniture	4	170,931	1.0%	3,251,494	1.1%	19.02	3.7
Bed Bath & Beyond(5)	7	205,673	1.2%	3,017,257	1.1%	14.67	5.1
Dick's Sporting Goods	4	185,910	1.1%	2,747,838	1.0%	14.78	1.0
24 Hour Fitness	1	53,750	0.3%	2,700,000	0.9%	50.23	9.0
Anthropologie	1	31,450	0.2%	2,531,725	0.9%	80.50	5.8
Planet Fitness	5	101,046	0.6%	2,475,296	0.9%	24.50	8.1
Raymour & Flanigan	4	215,254	1.3%	2,370,497	0.8%	11.01	5.9
Nordstrom	2	66,561	0.4%	2,345,180	0.8%	35.23	2.2
Five Below	7	65,816	0.4%	1,928,384	0.7%	29.30	6.9

Total/Weighted Average	151	8,313,832	48.8%	$140,143,499	48.6%	$16.86	6.6

(1) In years excluding tenant renewal options. The weighted average is based on ABR.
(2) Includes Marshalls (13), T.J. Maxx (4), HomeGoods (3) and Homesense (1).
(3) Includes Whole Foods (2) and Amazon Fresh (1).
(4) Includes Old Navy (8), Gap (2) and Banana Republic (1).
(5) Includes Harmon Face Values (3), Bed Bath & Beyond (2), Bed Bath & Beyond and buybuy Baby combination store (1), and buybuy Baby (1). This tenant is facing a potential bankruptcy filing and generates approximately $4.6 million in annual gross rent.

Note: Amounts shown in the table above include all retail properties, including those in redevelopment, on a cash basis other than tenants in free rent periods which are shown at their initial cash rent. The table excludes executed leases that have not yet rent commenced.

URBAN EDGE PROPERTIES
LEASING ACTIVITY
For the quarter and year ended December 31, 2022

	Quarter Ended December 31, 2022		Year Ended December 31, 2022
	GAAP(2)	Cash(1)	GAAP(2)	Cash(1)
New leases
Number of new leases executed	22	22	69	69
Total square feet	575,549	575,549	1,032,434	1,032,434
Number of same space leases	14	14	55	55
Same space square feet	351,482	351,482	754,812	754,812
Prior rent per square foot	$10.76	$12.51	$15.96	$17.47
New rent per square foot	$20.43	$18.79	$23.15	$21.34
Same space weighted average lease term (years)	10.1	10.1	11.0	11.0
Same space TIs per square foot	N/A	$20.10	N/A	$19.90
Rent spread	89.9%	50.2%	45.1%	22.2%

Renewals & Options
Number of leases executed	31	31	90	90
Total square feet	212,432	212,432	1,086,469	1,086,469
Number of same space leases	31	31	90	90
Same space square feet	212,432	212,432	1,086,469	1,086,469
Prior rent per square foot	$22.11	$22.11	$18.65	$18.96
New rent per square foot	$25.20	$24.82	$20.36	$20.10
Same space weighted average lease term (years)	5.4	5.4	5.3	5.3
Same space TIs per square foot	N/A	$—	N/A	$—
Rent spread	14.0%	12.3%	9.2%	6.0%

Total New Leases and Renewals & Options
Number of leases executed	53	53	159	159
Total square feet	787,981	787,981	2,118,903	2,118,903
Number of same space leases	45	45	145	145
Same space square feet	563,914	563,914	1,841,281	1,841,281
Prior rent per square foot	$15.03	$16.12	$17.55	$18.35
New rent per square foot	$22.23	$21.06	$21.50	$20.61
Same space weighted average lease term (years)	8.3	8.3	7.6	7.6
Same space TIs per square foot	N/A	$12.53	N/A	$8.16
Rent spread	47.9%	30.6%	22.5%	12.3%
(1) Rents are not calculated on a straight-line (GAAP) basis. Previous/expiring rent is the rent at expiry. New rent is the rent paid at commencement.
(2) Rents are calculated on a straight-line (GAAP) basis.

URBAN EDGE PROPERTIES
LEASES EXECUTED BUT NOT YET RENT COMMENCED
As of December 31, 2022

The Company has signed leases that have not yet rent commenced that are expected to generate an additional $28.6 million of future annual gross rent, representing approximately 12% of NOI generated for the year ended December 31, 2022. Approximately $24.3 million of this amount pertains to leases included in Active Redevelopment Projects on page 30. National and regional tenants represent 83% of the leased but not yet rent commenced pipeline. The below table illustrates the incremental gross rent expected to be recognized for the next four years, in the respective periods, from commencement of these leases.

Leases Executed But Not Yet Rent Commenced
Gross Rent ($ in millions)
$35
$30
$25
$20
$15
$10
$5
$0
$6.2
1.7
4.5
$18.8
4.2
14.6
$26.6
4.4
22.2
$28.6
4.3
24.3
2023
2024
2025
2026
Year
Leases included in development
Other Leases

Gross rents illustrated in the table above and their impact on same-property metrics in the respective years, based on the expected 2023 pool, are as follows:

(in thousands)	2023	2024	2025	2026
Same-property	$5,000	$15,600	$18,900	$19,700

The below table summarizes the changes in annualized gross rent from leases executed but not yet rent commenced since September 30, 2022:

(in thousands)	Annualized Gross Rent
Leases executed but not yet rent commenced as of September 30, 2022	$23,800
Less: Leases commenced during the fourth quarter	(6,800)
Plus: Leases executed during the fourth quarter	11,600
Leases executed but not yet rent commenced as of December 31, 2022	$28,600

URBAN EDGE PROPERTIES
RETAIL PORTFOLIO LEASE EXPIRATION SCHEDULE
As of December 31, 2022

	ANCHOR TENANTS (SF>=10,000)				SHOP TENANTS (SF<10,000)				TOTAL TENANTS
Year(1)	# of leases	Square Feet	% of Total SF	Weighted Avg ABR PSF(2)	# of leases	Square Feet	% of Total SF	Weighted Avg ABR PSF(2)	# of leases	Square Feet	% of Total SF	Weighted Avg ABR PSF(2)

M-T-M	2	36,000	0.3%	$20.42	31	80,000	3.2%	$26.88	33	116,000	0.8%	$24.87
2023	14	458,000	3.8%	19.89	66	185,000	7.5%	40.56	80	643,000	4.4%	25.84
2024	37	1,280,000	10.6%	18.86	79	241,000	9.8%	35.08	116	1,521,000	10.5%	21.43
2025	27	1,064,000	8.8%	15.77	59	192,000	7.8%	37.48	86	1,256,000	8.7%	19.09
2026	20	663,000	5.5%	18.60	79	259,000	10.5%	36.49	99	922,000	6.4%	23.63
2027	22	839,000	7.0%	12.58	78	277,000	11.2%	33.45	100	1,116,000	7.7%	17.76
2028	24	951,000	7.9%	20.36	51	192,000	7.8%	38.27	75	1,143,000	7.9%	23.37
2029	31	1,384,000	11.5%	19.88	42	152,000	6.2%	42.64	73	1,536,000	10.6%	22.13
2030	16	1,102,000	9.2%	12.71	29	103,000	4.2%	47.83	45	1,205,000	8.3%	15.71
2031	15	955,000	7.9%	15.55	18	70,000	2.8%	33.68	33	1,025,000	7.1%	16.79
2032	9	296,000	2.5%	15.73	41	137,000	5.5%	33.27	50	433,000	3.0%	21.28
2033	16	615,000	5.1%	15.17	26	95,000	3.8%	34.62	42	710,000	4.9%	17.77
Thereafter	26	1,939,000	16.2%	15.87	23	104,000	4.2%	36.47	49	2,043,000	14.0%	16.92
Subtotal/Average	259	11,582,000	96.3%	$16.80	622	2,087,000	84.5%	$37.02	881	13,669,000	94.3%	$19.89
Vacant	18	443,000	3.7%	N/A	153	383,000	15.5%	N/A	171	826,000	5.7%	N/A
Total/Average	277	12,025,000	100%	N/A	775	2,470,000	100%	N/A	1,052	14,495,000	100%	N/A

(1) Year of expiration excludes tenant renewal options.
(2) Weighted average annual base rent per square foot is calculated by annualizing tenants' base cash rent, including ground rent, and excludes tenant reimbursements and concessions and storage rent.

Note: Amounts shown in the table above include both current leases and signed leases that have not commenced on vacant spaces for all retail properties (excludes Sunrise Mall and includes properties in redevelopment) and excludes 132,000 sf of self-storage space. The average base rent for our 1,345,000 square-foot warehouse properties (excluded from the table above) is $8.89 per square foot as of December 31, 2022.

URBAN EDGE PROPERTIES
RETAIL PORTFOLIO LEASE EXPIRATION SCHEDULE ASSUMING EXERCISE OF ALL OPTIONS
As of December 31, 2022

	ANCHOR TENANTS (SF>=10,000)				SHOP TENANTS (SF<10,000)				TOTAL TENANTS
Year(1)	# of leases	Square Feet	% of Total SF	Weighted Avg ABR PSF(2)	# of leases	Square Feet	% of Total SF	Weighted Avg ABR PSF(2)	# of leases	Square Feet	% of Total SF	Weighted Avg ABR PSF(2)

M-T-M	2	36,000	0.3%	$20.42	31	80,000	3.2%	$26.88	33	116,000	0.8%	$24.87
2023	6	147,000	1.2%	25.04	51	138,000	5.6%	43.13	57	285,000	2.0%	33.80
2024	6	144,000	1.2%	19.88	53	139,000	5.6%	38.90	59	283,000	2.0%	29.22
2025	10	290,000	2.4%	19.64	33	92,000	3.7%	42.74	43	382,000	2.6%	25.20
2026	6	103,000	0.9%	24.25	41	116,000	4.7%	41.28	47	219,000	1.5%	33.27
2027	3	42,000	0.3%	23.74	37	109,000	4.4%	30.50	40	151,000	1.0%	28.62
2028	6	333,000	2.8%	15.82	37	104,000	4.2%	38.49	43	437,000	3.0%	21.22
2029	14	410,000	3.4%	23.44	28	94,000	3.8%	45.71	42	504,000	3.5%	27.59
2030	10	281,000	2.3%	20.97	26	92,000	3.7%	42.24	36	373,000	2.6%	26.22
2031	11	291,000	2.4%	22.80	27	80,000	3.2%	40.80	38	371,000	2.6%	26.68
2032	6	239,000	2.0%	17.26	30	94,000	3.8%	38.88	36	333,000	2.3%	23.36
2033	17	513,000	4.3%	28.52	20	81,000	3.3%	46.55	37	594,000	4.1%	30.97
Thereafter	162	8,753,000	72.8%	22.94	208	868,000	35.3%	45.52	370	9,621,000	66.3%	24.97
Subtotal/Average	259	11,582,000	96.3%	$22.80	622	2,087,000	84.5%	$42.38	881	13,669,000	94.3%	$25.78
Vacant	18	443,000	3.7%	N/A	153	383,000	15.5%	N/A	171	826,000	5.7%	N/A
Total/Average	277	12,025,000	100%	N/A	775	2,470,000	100%	N/A	1,052	14,495,000	100%	N/A

(1) Year of expiration includes tenant renewal options.
(2) Weighted average annual base rent per square foot is calculated by annualizing tenants' base cash rent, including ground rent, and excludes tenant reimbursements and concessions and storage rent and is adjusted for assumed exercised options using option rents specified in the underlying leases. Weighted average annual base rent for leases whose future option rent is based on fair market value or CPI is reported at the last stated option rent in the respective lease.

Note: Amounts shown in table above include both current leases and signed leases that have not commenced on vacant spaces for all retail properties (excludes Sunrise Mall and includes properties in redevelopment) and excludes 132,000 sf of self-storage space. The average base rent for our 1,345,000 square-foot warehouse properties assuming exercise of all options at future tenant rent (excluded from the table above) is $10.57 per square foot as of December 31, 2022.

URBAN EDGE PROPERTIES
PROPERTY STATUS REPORT
As of December 31, 2022
(dollars in thousands, except per sf amounts)

Property	Total Square Feet (1)	Percent Leased(1)	Weighted Average ABR PSF(2)	Mortgage Debt(9)	Major Tenants

RETAIL PORTFOLIO:
California:
Walnut Creek (Olympic)	31,000	100.0%	$80.50	—	Anthropologie
Walnut Creek (Mt. Diablo)(4)	7,000	43.8%	72.00	—	Sweetgreen
Connecticut:
Newington	189,000	90.0%	9.55	—	Walmart, Staples
Maryland:
Towson (Goucher Commons)	155,000	90.0%	23.82	—	Sprouts, HomeGoods, Five Below, Ulta, Kirkland's, DSW, Golf Galaxy (lease not commenced)
Rockville	94,000	98.0%	27.07	—	Regal Entertainment Group
Wheaton (leased through 2060)(3)	66,000	100.0%	18.35	—	Best Buy
Woodmore Towne Centre(6)	712,000	97.0%	17.72	$117,200	Costco, Wegmans, At Home, Best Buy, LA Fitness, Nordstrom Rack
Massachusetts:
Cambridge (leased through 2033)(3)	48,000	100.0%	28.06	—	PetSmart, Central Rock Gym (lease not commenced)
Hyde Park (The Shops at Riverwood)(6)	76,000	100.0%	24.42	$21,466	Price Rite, Planet Fitness, Goodwill
Revere (Wonderland Marketplace)	140,000	100.0%	13.45	—	Big Lots, Planet Fitness, Marshalls, Get Air
Missouri:
Manchester	131,000	100.0%	11.82	$12,500	Pan-Asia Market, Academy Sports, Bob's Discount Furniture
New Hampshire:
Salem (leased through 2102)(3)	39,000	100.0%	10.20	—	Fun City
New Jersey:
Bergen Town Center - East, Paramus	253,000	93.8%	22.39	—	Lowe's, REI, Best Buy
Bergen Town Center - West, Paramus	1,051,000	91.0%	31.26	$300,000	Target, Whole Foods Market, Burlington, Marshalls, Nordstrom Rack, Saks Off 5th, HomeGoods, H&M, Bloomingdale's Outlet, Nike Factory Store, Old Navy, Kohl's
Brick	273,000	98.7%	20.62	$48,636	ShopRite, Kohl's, Marshalls, Old Navy
Carlstadt (leased through 2050)(3)	78,000	98.3%	24.04	—	Stop & Shop
Cherry Hill (Plaza at Cherry Hill)	422,000	82.1%	15.32	$29,000	Aldi, LA Fitness, Raymour & Flanigan, Total Wine, Guitar Center, Sam Ash Music
East Brunswick	427,000	100.0%	14.89	$63,000	Lowe's, Kohl's, Dick's Sporting Goods, P.C. Richard & Son, T.J. Maxx, LA Fitness
East Hanover (200 - 240 Route 10 West)	343,000	99.3%	21.60	$62,453	The Home Depot, Dick's Sporting Goods, Saks Off 5th, Marshalls
East Rutherford	197,000	98.2%	12.94	$23,000	Lowe's
Garfield	298,000	100.0%	16.01	$40,300	Walmart, Burlington, Marshalls, PetSmart, Ulta
Hackensack	275,000	99.4%	24.32	$66,400	The Home Depot, Staples, Petco, 99 Ranch
Hazlet	95,000	100.0%	3.96	—	Stop & Shop(5)
Jersey City (Hudson Mall)	382,000	84.9%	18.17	$21,380	Marshalls, Big Lots, Retro Fitness, Staples, Old Navy
Jersey City (Hudson Commons)	236,000	100.0%	13.99	$27,482	Lowe's, P.C. Richard & Son
Kearny	120,000	100.0%	23.96	—	LA Fitness, Marshalls, Ulta
Lodi (Washington Street)	43,000	100.0%	20.20	—	Dollar Tree
Manalapan	208,000	87.7%	20.80	—	Best Buy, Raymour & Flanigan, PetSmart, Avalon Flooring

URBAN EDGE PROPERTIES
PROPERTY STATUS REPORT
As of December 31, 2022
(dollars in thousands, except per sf amounts)

Property	Total Square Feet (1)	Percent Leased(1)	Weighted Average ABR PSF(2)	Mortgage Debt(9)	Major Tenants
Marlton	214,000	100.0%	16.58	$37,400	ShopRite, Kohl's, PetSmart
Middletown (Town Brook Commons)	231,000	97.0%	13.39	$30,825	Stop & Shop, Kohl's
Millburn	104,000	89.5%	28.96	$22,489	Trader Joe's, CVS, PetSmart
Montclair	18,000	100.0%	32.00	$7,250	Whole Foods Market
Morris Plains (Briarcliff Commons)(6)	176,000	94.7%	23.72	—	Uncle Giuseppe's, Kohl's
North Bergen (Kennedy Commons)	62,000	100.0%	14.65	—	Food Bazaar
North Bergen (Tonnelle Commons)	410,000	100.0%	21.95	$98,870	BJ's Wholesale Club, Walmart, PetSmart
North Plainfield (West End Commons)	241,000	100.0%	11.91	$24,658	Costco, The Tile Shop, La-Z-Boy, Petco, DaVita Dialysis
Paramus (leased through 2033)(3)	63,000	100.0%	49.97	—	24 Hour Fitness
Rockaway	189,000	96.8%	15.16	$27,291	ShopRite, T.J. Maxx
South Plainfield (Stelton Commons) (leased through 2039)(3)	56,000	100.0%	22.34	—	Staples, Party City
Totowa	271,000	83.4%	18.04	$50,800	The Home Depot, Bed Bath & Beyond, buybuy Baby, Staples
Union (2445 Springfield Ave)	232,000	100.0%	17.85	$45,600	The Home Depot
Union (West Branch Commons)	278,000	98.7%	16.12	—	Lowe's, Burlington
Watchung (Greenbrook Commons)	170,000	100.0%	18.83	$25,581	BJ's Wholesale Club, Aldi (lease not commenced)
Woodbridge (Woodbridge Commons)	225,000	100.0%	13.51	$22,100	Walmart, Charisma Furniture
Woodbridge (Plaza at Woodbridge)	332,000	91.6%	19.04	$52,947	Best Buy, Raymour & Flanigan, Lincoln Tech, Retro Fitness, Bed Bath & Beyond and buybuy Baby
New York:
Bronx (Gun Hill Commons)	81,000	100.0%	37.62	$24,188	Aldi, Planet Fitness
Bronx (Bruckner Commons)(6)	396,000	74.6%	33.92	—	ShopRite, Burlington, Target (lease not commenced)
Bronx (Shops at Bruckner)	115,000	100.0%	38.36	$9,020	Marshalls, Old Navy, Five Below, Aldi (lease not commenced)
Brooklyn (Kingswood Center)	129,000	90.6%	30.92	$69,935	T.J. Maxx, Visiting Nurse Service of NY
Brooklyn (Kingswood Crossing)	107,000	69.5%	41.86	—	Target, Marshalls, Maimonides Medical
Buffalo (Amherst Commons)	311,000	98.1%	11.06	—	BJ's Wholesale Club, T.J. Maxx, Burlington, HomeGoods, LA Fitness
Dewitt (Marshall Plaza) (leased through 2041)(3)	46,000	100.0%	24.62	—	Best Buy
Freeport (Meadowbrook Commons) (leased through 2040)(3)	44,000	100.0%	22.31	—	Bob's Discount Furniture
Freeport (Freeport Commons)	173,000	100.0%	26.32	$43,100	The Home Depot, Staples
Huntington	207,000	81.3%	21.04	—	ShopRite, Marshalls, Old Navy, Petco
Inwood (Burnside Commons)	100,000	90.7%	17.39	—	Bingo Wholesale (lease not commenced)
Mt. Kisco	189,000	100.0%	17.59	$11,760	Target, Stop & Shop
New Hyde Park (leased through 2029)(3)	101,000	100.0%	21.93	—	Stop & Shop
Queens (Cross Bay Commons)	45,000	87.1%	42.17	—	Northwell Health
Rochester (Henrietta) (leased through 2056)(3)	165,000	97.9%	4.62	—	Kohl's
Staten Island (Forest Commons)	165,000	96.6%	24.84	—	Western Beef, Planet Fitness, Mavis Discount Tire, NYC Public School

URBAN EDGE PROPERTIES
PROPERTY STATUS REPORT
As of December 31, 2022
(dollars in thousands, except per sf amounts)

Property	Total Square Feet (1)	Percent Leased(1)	Weighted Average ABR PSF(2)	Mortgage Debt(9)	Major Tenants
Yonkers Gateway Center	448,000	94.1%	16.02	$24,996	Burlington, Marshalls, Homesense, Best Buy, DSW, PetSmart, Alamo Drafthouse Cinema
Pennsylvania:
Bensalem (Marten Commons)	185,000	96.6%	14.83	—	Kohl's, Ross Dress for Less, Staples, Petco
Broomall(6)	168,000	75.8%	16.40	—	Amazon Fresh, Planet Fitness, PetSmart, Nemours Children's Hospital
Glenolden (MacDade Commons)	102,000	100.0%	12.93	—	Walmart
Lancaster (Lincoln Plaza)	228,000	100.0%	5.27	—	Lowe's, Community Aid, Mattress Firm
Springfield (leased through 2025)(3)	41,000	100.0%	25.29	—	PetSmart
Wilkes-Barre	184,000	92.5%	13.12	—	Bob's Discount Furniture, Ross Dress for Less, Marshalls, Petco, Wren Kitchens
Wyomissing (leased through 2065)(3)	76,000	100.0%	14.70	—	LA Fitness, PetSmart
South Carolina:
Charleston (leased through 2063)(3)	45,000	100.0%	15.56	—	Best Buy
Virginia:
Norfolk (leased through 2069)(3)	114,000	100.0%	7.79	—	BJ's Wholesale Club
Puerto Rico:
Las Catalinas	355,000	86.2%	29.75	$119,633	Sector Sixty6 (lease not commenced), Forever 21, Old Navy
Montehiedra(6)	514,000	94.7%	20.02	$77,531	The Home Depot, Marshalls, Caribbean Cinemas, Tiendas Capri, Old Navy, Ralph's Food Warehouse (lease not commenced), T.J. Maxx (lease not commenced)
Total Retail Portfolio	14,495,000	94.3%	$19.89	$1,658,791
INDUSTRIAL:
East Hanover Warehouses(8)	1,218,000	100.0%	8.46	$40,700	J & J Tri-State Delivery, Foremost Groups, PCS Wireless, Fidelity Paper & Supply, Decker Tape, Givaudan Flavors, Reliable Tire, Nutra-Med, Bestway Trucking (lease not commenced)
Lodi (Route 17 North)	127,000	100.0%	12.97	—	AAA Wholesale Group
Total Industrial	1,345,000	100.0%	$8.89	$40,700

Massapequa, NY (Sunrise Mall) (portion leased through 2069)(4)(6)(7)	1,228,000	33.4%	8.37	—	Macy's, Dick's Sporting Goods, Dave & Buster's, Raymour & Flanigan, Home Goods

Total Urban Edge Properties	17,068,000	90.3%	$18.62	$1,699,491
(1) Percent leased is expressed as the percentage of gross leasable area subject to a lease, excluding temporary tenants. The Company also excludes 132,000 sf of self-storage from the report above.
(2) Weighted average annual rent per square foot including ground leases and executed leases for which rent has not commenced is calculated by annualizing tenant's current base rent (excluding any free rent periods), and excluding tenant reimbursements, concessions and storage rent. Excluding the ground leases where the Company is the lessor, the weighted average annual rent per square foot for our retail portfolio is $21.85 per square foot.
(3) The Company is a lessee under a ground or building lease. The total square feet disclosed for the building will revert to the lessor upon lease expiration.
(4) We own 95% of Walnut Creek (Mt. Diablo) and 82.5% of Sunrise Mall with the remaining portions in each case owned by joint venture partners.
(5) The tenant never commenced operations at this location but continues to pay rent.
(6) Not included in the same-property pool for the purposes of calculating same-property NOI for the quarter ended December 31, 2022 and 2021.
(7) Includes the acquisition of 40 Carmans Road.
(8) Includes acquisitions of 151 Ridgedale Avenue and 601 Murray Road. These properties are included in our non-same property pool for the year ended December 31, 2022.
(9) Mortgage debt balances exclude unamortized debt issuance costs.

URBAN EDGE PROPERTIES
PROPERTY ACQUISITIONS AND DISPOSITIONS
For the year ended December 31, 2022
(dollars in thousands)

2022 Property Acquisitions:

Date Acquired	Property Name	City	State	GLA	Price
2/24/2022	40 Carmans Road	Massapequa	NY	12,000	$4,120
6/8/2022	The Shops at Riverwood	Hyde Park	MA	78,000	$32,905

2022 Property Dispositions:
None.

URBAN EDGE PROPERTIES
DEVELOPMENT, REDEVELOPMENT AND ANCHOR REPOSITIONING PROJECTS
As of December 31, 2022
(in thousands, except square footage data)

ACTIVE PROJECTS	Estimated Gross Cost(1)		Incurred as of 12/31/22	Target Stabilization(2)	Description and status
Bergen Town Center (Phase B)(3)	$44,300		$4,800	2Q25	Ground-up development of an 80,000 sf medical office building for Hackensack Meridian Health on a vacant outparcel facing Route 4
Bruckner Commons(5)	38,700		3,000	2Q25	Retenanting former Kmart box with Target
Las Catalinas(3)	13,400		11,400	2Q23	Retenanting former Kmart box with Sector Sixty6
The Outlets at Montehiedra (Phase C)(5)	12,600		500	3Q24	Demising and retenanting former Kmart box with Ralph's Food Warehouse and Urology Hub
The Outlets at Montehiedra (Phase A)(5)	10,600		8,700	1Q23	Constructing new 14,000± sf building for Walgreens and Global Mattress and a new 3,000± sf pad for Arby's
Broomall Commons (Phase B)(5)	10,300		2,700	4Q23	Retenanting 19,000 sf former A.C. Moore with Nemours Children's Hospital and backfilling remaining 41,000 sf of former Giant box
Hudson Mall(3)	9,700		4,400	1Q24	Retenanting former Toys "R" Us box
Shops at Bruckner (Phase B)(3)	9,100		2,800	4Q23	Retenanting with Aldi and Lot Less
Huntington Commons (Phase B)(3)	8,500		4,800	4Q23	Center repositioning and renovations
Marlton Commons(3)	7,300		800	3Q24	Redeveloping Friendly's with new 10,700± sf multi-tenant pad (First Watch and Cava executed)
Burnside Commons(3)	6,900		1,400	1Q24	Retenanting anchor vacancy with Bingo Wholesale
The Outlets at Montehiedra (Phase D)(5)	6,800		100	2Q24	Retenanting 24,000 sf of vacant Kmart box with T.J. Maxx
Brick Commons(3)	4,500		800	3Q24	Replacing Santander Bank with two quick service restaurants (Shake Shack executed)
Huntington Commons (Phase C)(3)	4,200		200	1Q24	Redemising former Outback to create three small shop spaces (Cycle Bar, GolfTec and IStretch+ executed)
Walnut Creek(3)	3,500		2,100	4Q23	Retenanting former Z Gallerie with Sweetgreen (open) and remaining 4,000 sf
East Hanover Warehouses (Phase A)(3)	3,300		1,500	3Q23	Retenanting 187,000 sf of warehouse space with Bestway Trucking Service
Goucher Commons(3)	3,100		—	2Q24	Backfilling 22,000± sf Staples box with Golf Galaxy
Mount Kisco Commons(3)	3,100		2,800	1Q23	Converting former sit-down restaurant into a Chipotle (open) and Dunkin'
Plaza at Cherry Hill (Phase A)(3)	2,800		800	2Q23	Relocating and expanding Total Wine
East Hanover Warehouses (Phase B)(3)	2,800		—	3Q23	Retenanting 99,000 sf vacancy with Decker Tape
Briarcliff Commons (Phase B)(5)	2,700		2,000	3Q23	Developing new 4,000± sf pad for CityMD
Greenbrook Commons(3)	2,600		—	2Q24	Backfilling Unique Thrift with Aldi
The Outlets at Montehiedra (Phase B)(5)	2,200		100	2Q24	Developing new 6,000± sf pad for Texas Roadhouse
Yonkers Gateway Center(3)	1,700		600	3Q23	Retenanting end cap space with Wren Kitchens
Plaza at Cherry Hill (Phase B)(3)	1,300		—	4Q23	Backfilling 25,000 sf vacancy with Savers Thrift
Total	$216,000	(4)	$56,300

(1) Estimated gross cost includes the allocation of internal costs such as labor, interest and taxes.
(2) Target Stabilization reflects the first quarter in which at least 80% of the expected NOI from the project has commenced. A project achieving Target Stabilization is classified as Completed whether or not all costs have been expended and remains listed as a Completed project for one year in the table on page 31. The Target Stabilization date is an estimate and is subject to change resulting from uncertainties inherent in the development process and not wholly under the Company's control.
(3) Results from these properties are included in our same-property metrics for the quarter ended December 31, 2022.
(4) The estimated, unleveraged yield for total Active projects is 12% based on total estimated project costs and the incremental, unleveraged NOI directly attributable to the projects unless otherwise noted. The incremental, unleveraged NOI for Active projects excludes NOI generated outside the project scope such as the impact on future lease rollovers or on the long-term value of the property. The unleveraged yield for projects related to vacant spaces is based on the total NOI directly attributable to the project and the estimated project costs.
(5) Results from these properties are included in our same-property including redevelopment metrics.

URBAN EDGE PROPERTIES
DEVELOPMENT, REDEVELOPMENT AND ANCHOR REPOSITIONING PROJECTS
As of December 31, 2022
(in thousands, except square footage data)

COMPLETED PROJECTS	Estimated Gross Cost(1)		Incurred as of 12/31/22	Stabilization(2)	Description and status
Bergen Town Center (Phase A)(3)	$25,600		$25,500	4Q22	Retenanted former Century 21 box with Kohl's
Huntington Commons (Phase A)(3)	23,000		23,000	4Q22	Retenanted former Kmart box with ShopRite and Marshalls
Kearny Commons(3)	11,900		11,600	4Q22	Expanded by 22,000 sf to accommodate a 10,000 sf Ulta and small shops as well as added a freestanding Starbucks
Shops at Bruckner (Phase A)(3)	6,200		4,000	4Q22	Relocated Jimmy Jazz to former Carter's space and retenanted former Jimmy Jazz and Danice spaces with Five Below; renovated façade and upgraded common areas
Wilkes Barre (Phase B)(3)	2,400		2,200	3Q22	Retenanted former Babies "R" Us box with Wren Kitchens
Tonnelle Commons (Phase B)(3)	3,000		2,600	2Q22	Retenanted former Staples with Five Below and Skechers
Lodi (Route 17 North)(3)	11,700		11,500	2Q22	Converted former National Wholesale Liquidator space into 127,000± sf industrial space for AAA Wholesale Group
Broomall Commons (Phase A)(6)	6,700		6,600	2Q22	Retenanted 44,000± sf of the former Giant Food space with Amazon Fresh
Briarcliff Commons (Phase A)(6)	10,600		10,400	1Q22	Retenanted former ShopRite with Uncle Giuseppe's
Plaza at Woodbridge(3)	4,100		4,100	1Q22	Repurposed 82,000± sf of unused basement space into Extra Space self-storage facility

Total	$105,200	(4)	$101,500

FUTURE REDEVELOPMENT(5)	Location	Opportunity
Bergen Town Center(3)	Paramus, NJ	Develop a mix of uses including residential, hotel, and/or office; common area improvements and enhancements to improve merchandising
Brunswick Commons(3)	East Brunswick, NJ	Develop new pad
Hudson Mall(3)	Jersey City, NJ	Reposition mall with redevelopment and renovation opportunities including retail and amenity upgrades and consideration of alternate uses
The Plaza at Cherry Hill(3)	Cherry Hill, NJ	Renovate exterior of center and common areas
Sunrise Mall	Massapequa, NY	Redevelop mall including consideration of alternate uses

(1) Estimated gross cost includes the allocation of internal costs such as labor, interest and taxes.
(2) Stabilization reflects the first quarter in which at least 80% of the expected NOI from the project has commenced. A project achieving Stabilization is classified as Completed whether or not all costs have been expended and remains listed as a Completed project for one year in the table above.
(3) Results from these properties are included in our same-property metrics for the quarter ended December 31, 2022.
(4) The estimated unleveraged yield for Completed projects is 10% based on total estimated project costs and the incremental, unleveraged NOI directly attributable to the projects unless otherwise noted. The incremental, unleveraged NOI for Completed projects excludes NOI generated outside the project scope such as the impact on future lease rollovers or on the long-term value of the property. The unleveraged yield for projects related to vacant spaces as a result of bankruptcy is based on the total NOI directly attributable to the project and the estimated project costs.
(5) The Company has identified future redevelopment opportunities which are, or will soon be, in planning phases and as such, may not ultimately become active projects. Proceeding with these investments is subject to many factors outside of the Company's control, and it is possible that municipal or other approvals may delay or suspend our ability to proceed with such plans. The execution of these projects is discretionary and we are under no current obligation to fund these projects.
(6) Results from these properties are included in our same-property including redevelopment metrics.

URBAN EDGE PROPERTIES
DEBT SUMMARY
As of December 31, 2022 and December 31, 2021
(in thousands)

	December 31, 2022	December 31, 2021
Secured fixed rate debt	$1,540,293	$1,534,324
Secured variable rate debt	159,198	161,084
Total debt	$1,699,491	$1,695,408

% Secured fixed rate debt	90.6%	90.5%
% Secured variable rate debt	9.4%	9.5%
Total	100%	100%

Secured mortgage debt	$1,699,491	$1,695,408
Unsecured debt(1)	—	—
Total debt	$1,699,491	$1,695,408

% Secured mortgage debt	100%	100%
% Unsecured mortgage debt	—	—
Total	100%	100%

Weighted average remaining maturity on secured mortgage debt	4.1 years	4.9 years

Total market capitalization (see page 18)	$3,420,789

% Secured mortgage debt	49.7%
% Unsecured debt	—%
Total debt : Total market capitalization	49.7%

Weighted average interest rate on secured mortgage debt(2)	4.28%	3.88%

Note: All amounts and calculations exclude unamortized debt issuance costs on mortgages payable.

(1) No amounts are currently outstanding on our unsecured $800 million line of credit. The agreement has a maturity date of February 9, 2027 with two six-month extension options. Borrowings under the agreement bear interest at SOFR plus an applicable margin of 1.05% to 1.50% and an annual facility fee of 15 to 30 basis points based on our current leverage ratio.
(2) Weighted average interest rate is calculated based on balances outstanding at the respective dates.

URBAN EDGE PROPERTIES
MORTGAGE DEBT SUMMARY
As of December 31, 2022 and December 31, 2021
(dollars in thousands)

Property	Maturity Date	Rate	December 31, 2022	December 31, 2021	Percent of Debt at December 31, 2022
Bergen Town Center	4/8/23	3.56%	$300,000	$300,000	17.6%
Shops at Bruckner	5/1/23	3.90%	9,020	9,698	0.5%
Hudson Mall	12/1/23	5.07%	21,380	22,154	1.3%
Yonkers Gateway Center	4/6/24	4.16%	24,996	26,774	1.5%
Hudson Commons(1)	11/15/24	5.97%	27,482	28,034	1.6%
Greenbrook Commons(1)	11/15/24	5.97%	25,581	26,097	1.5%
Gun Hill Commons(1)	12/1/24	5.97%	24,188	24,680	1.4%
Brick Commons	12/10/24	3.87%	48,636	49,554	2.9%
Plaza at Cherry Hill(2)	6/15/25	8.00%	29,000	28,244	1.7%
West End Commons	12/10/25	3.99%	24,658	25,100	1.5%
Las Catalinas Mall	2/1/26	4.43%	119,633	123,977	7.0%
Town Brook Commons	12/1/26	3.78%	30,825	31,400	1.8%
Rockaway River Commons	12/1/26	3.78%	27,291	27,800	1.6%
Hanover Commons	12/10/26	4.03%	62,453	63,000	3.7%
Tonnelle Commons	4/1/27	4.18%	98,870	100,000	5.8%
Manchester Plaza	6/1/27	4.32%	12,500	12,500	0.7%
Millburn Gateway Center	6/1/27	3.97%	22,489	22,944	1.3%
Plaza at Woodbridge(3)	6/8/27	5.26%	52,947	54,029	3.1%
Totowa Commons	12/1/27	4.33%	50,800	50,800	3.0%
Woodbridge Commons	12/1/27	4.36%	22,100	22,100	1.3%
Brunswick Commons	12/6/27	4.38%	63,000	63,000	3.7%
Rutherford Commons	1/6/28	4.49%	23,000	23,000	1.4%
Kingswood Center	2/6/28	5.07%	69,935	70,815	4.1%
Hackensack Commons	3/1/28	4.36%	66,400	66,400	3.9%
Marlton Commons	12/1/28	3.86%	37,400	37,400	2.2%
East Hanover Warehouses	12/1/28	4.09%	40,700	40,700	2.4%
Union (Vauxhall)	12/10/28	4.01%	45,600	45,600	2.7%
The Shops at Riverwood	6/24/29	4.25%	21,466	—	1.3%
Freeport Commons	12/10/29	4.07%	43,100	43,100	2.5%
The Outlets at Montehiedra	6/1/30	5.00%	77,531	79,381	4.6%
Montclair	8/15/30	3.15%	7,250	7,250	0.4%
Garfield Commons	12/1/30	4.14%	40,300	40,300	2.4%
Woodmore Towne Centre	1/6/32	3.39%	117,200	117,200	6.9%
Mount Kisco Commons	11/15/34	6.40%	11,760	12,377	0.7%
Total mortgage debt		4.28%	$1,699,491	$1,695,408	100%
Unamortized debt issuance costs			(7,801)	(8,218)
Total mortgage debt, net			$1,691,690	$1,687,190

(1)Bears interest at one month London Interbank Offered Rate ("LIBOR") plus 190 bps.
(2)Bears interest at one month Prime Rate plus 50 bps.
(3)Bears interest at one month Secured Overnight Financing Rate (“SOFR”) plus 226 bps. The variable component of the debt is hedged with an interest rate cap agreement to limit SOFR to a maximum of 3%, which expires July 1, 2023.

URBAN EDGE PROPERTIES
DEBT MATURITY SCHEDULE
As of December 31, 2022
(dollars in thousands)

Year	Amortization	Balloon Payments	Premium/(Discount) Amortization	Total	Weighted Average Interest rate at maturity	Percent of Debt Maturing
2023	$20,883	$329,436	$1,178	$351,497	3.7%	20.7%
2024	21,827	143,706	847	166,380	4.9%	9.8%
2025	19,612	52,260	811	72,683	5.7%	4.3%
2026	14,496	214,246	811	229,553	4.2%	13.5%
2027	9,505	306,455	811	316,771	4.4%	18.6%
2028	8,097	264,822	15	272,934	4.4%	16.1%
2029	5,711	57,724	(60)	63,375	4.2%	3.7%
2030	3,170	101,042	(60)	104,152	4.6%	6.1%
2031	1,203	117,200	(60)	118,343	3.4%	7.0%
Thereafter	3,981	—	(178)	3,803	6.4%	0.2%
Total	$108,485	$1,586,891	$4,115	$1,699,491	4.3%	100%
	Unamortized debt issuance costs			(7,801)
	Mortgage debt, net			$1,691,690